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                                                                     Exhibit 8.2


                   [ADLER POLLOCK & SHEEHAN P.C. LETTERHEAD]

April 28, 1999



PierBank, Inc.
730 Kingstown Road
South Kingstown, Rhode Island 02879

Re:  Merger of PierBank, Inc., with and into The Washington Trust
     ------------------------------------------------------------
     Company of Westerly
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Ladies and Gentlemen:

     This opinion is delivered to you in our capacity as counsel to PierBank, Inc., a Rhode Island chartered bank ("Bank"), in connection with the treatment for federal income tax purposes of the proposed merger (the "Merger") of Bank, with and into The Washington Trust Company of Westerly, a Rhode Island chartered trust company ("WTC") and a wholly owned subsidiary of Washington Trust Bancorp, Inc., a Rhode Island corporation ("Parent"), pursuant to an Agreement and Plan of Merger (the "Merger Agreement") dated as of February 22, 1999, by and among Parent, WTC and Bank. This opinion relates to the qualification of the proposed Merger as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), the status of Parent, WTC and Bank as parties to such proposed reorganization within the meaning of Section 368(b) of the Code and, if the Merger is effectuated, the treatment for federal income tax purposes of the stockholders of the Bank who receive Parent stock solely in exchange for their Bank stock pursuant to the Merger Agreement.

     For purposes of the opinions set forth below, we have assumed that the transactions described in the Merger Agreement have received the required regulatory approvals and have been approved by all necessary corporate action of the Parent and Bank and in this regard have reviewed and relied upon the Merger Agreement and such other documents, records

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and instruments as we have deemed necessary or appropriate as a basis for our opinion. We have also assumed that there will be no change in the law or the requirements in the applicable regulations for the transactions described in the Merger Agreement to qualify as a reorganization under Section 368(a) of the Code, for Parent, WTC and Bank to qualify as parties to a reorganization under
Section 368(b) of the Code and for the stockholders of the Bank to be entitled to receive without the recognition of gain or loss stock in the Parent solely in exchange for their stock in the Bank pursuant to the Merger Agreement. In addition, in rendering our opinion we have relied upon certain statements, representations and warranties made by Parent, WTC and Bank set forth in representation letters provided to us by Parent, WTC and Bank in connection with the preparation of this opinion and have relied on the representation of such parties that comparable representations will be made to us on the effective date of the Merge; at which time it is anticipated that an opinion comparable to the opinion set forth herein will be issued to the Bank and its stockholders concerning the Merger. We have assumed that such statements, representations and warranties are true, correct, complete and not breached and will continue to be so through the date of the Merger, that no actions that are inconsistent with such statements, representations and warranties will be taken and that all representations, statements and warranties made to "the best knowledge of" any person or with similar qualification are and will be true, correct and complete as if made without such qualification. We also have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, the authority and capacity of the individual or individuals who executed any such documents on behalf of any person, the conformity to the final documents of all documents submitted to us as drafts and the accuracy and completeness of all records made available to us. In addition, we have assumed that the Merger will be consummated in accordance with the Merger Agreement, that the Merger Agreement and the transactions described therein will receive all required regulatory approvals and that those transactions will be approved by all necessary corporate action of Parent and Bank, that the Merger will qualify
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as a merger under the applicable laws of Rhode Island, that each of Parent, WTC and Bank will comply with all reporting obligations with respect to the Merger required under the Code and the Treasury Regulations thereunder, and that the Merger Agreement is valid and binding in accordance with its terms.

     Any inaccuracy in, or breach of, any of the aforementioned statements, representations, warranties and assumptions or any change after the date hereof in applicable law could adversely affect our opinions. No ruling has been or will be sought from the Internal Revenue Service by Parent, WTC and Bank as to the federal income tax consequences of any aspect of the Merger.

     Based upon and subject to the foregoing, as well as the limitations set forth below, it is our opinion, under presently applicable federal income tax law, that the Merger of Bank with and into WTC will qualify as a reorganization within the meaning of Section 368(a) of the Code, that Parent, WTC and Bank will each be parties to such reorganization within the meaning of Section 368(b) of the Code and that no gain or loss will be recognized by the stockholders of the Bank under Section 354 of Code on their receipt of Parent stock solely in exchange for their Bank stock pursuant to the Merger Agreement.

     We express no opinion herein other than the opinions expressly set forth above. In particular, no opinion is expressed as to the tax consequences of any of the transactions under any foreign, state, or local tax law. You should recognize that our opinions are not binding on the Internal Revenue Service and that a court or the Internal Revenue Service may disagree with the opinions contained herein. Although we believe that our opinions will be sustained if challenged, there can be no assurance that this will be the case. The discussion and conclusions set forth above are based
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upon current provisions of the Code, the Income Tax Regulations and Procedure
and Administration Regulations promulgated thereunder, and existing administrative and judicial interpretations thereof, all of which are
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subject to change; potentially with retroactive effect.  Changes in applicable law could adversely affect our opinions. We do not undertake to advise you as to any changes after the date hereof in applicable law that may affect our opinions.

     This opinion is being provided to you in connection with the transactions set forth in the Merger Agreement, may be relied upon by the bank and its stockholders and may not be relied upon by any other person or used for any other purpose without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein and under the heading "Material Federal Income Tax Consequences" in the Registration Statement.

              Very truly yours,

              /s/ Adler Pollock & Sheehan P.C.

              Adler Pollock & Sheehan P.C.